Exhibit 4.7
AMENDMENT NO. 3 TO THE
U.S. INDUSTRIAL SERVICES, INC.
2001 STOCK PLAN
     Pursuant to the authority of the Board of Directors of Home Solutions of America, Inc., and the provisions of Section 14 thereof, the U.S. Industrial Services, Inc. 2001 Stock Plan (the “Plan”), is hereby amended in the following respects only, effective as of June 16, 2006, except to the extent otherwise indicated below:
     1. The name of the Plan shall be the “Home Solutions of America, Inc. 2001 Stock Plan.”
     2. Section 2, subsection (j), of the Plan is hereby amended in its entirety to read as follows:
     “(j) “Company” means Home Solutions of America, Inc., a Delaware corporation.”
     3. Section 2, subsection (p), paragraph (iii), of the Plan is hereby amended, effective January 1, 2005, in its entirety to read as follows:
     “(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator in accordance with Section 409A of the Code and applicable guidance published in the Internal Revenue Bulletin.”
     4. Section 2, subsection (v), of the Plan is hereby amended in its entirety, effective January 1, 2005, to read as follows:
     “(v) “Option Exchange Program” means a program whereby outstanding Options are exchanged for Options with a lower exercise price. To the extent that an Option Exchange Program is implemented, it shall be operated in accordance with the requirements of Section 409A of the Code and applicable guidance published in the Internal Revenue Bulletin.”
     5. Section 3, the first paragraph, of the Plan is hereby amended in its entirety to read as follows:
     “3. Stock Subject to the Plan. Subject to the provisions of Section 12(a) below, the maximum aggregate number of Shares which may be issued under the Plan is 6,500,000 Shares,

of which all, some or none may be issued as Incentive Stock Options. The Shares may be authorized, but unissued, or reacquired Common Stock.”
     6. Section 4, subsection (b), paragraph (vii), of the Plan is hereby deleted in its entirety, effective January 1, 2005.
     7. Section 6 of the Plan is hereby amended in its entirety to read as follows:
     “6. Term of Plan. Subject to Section 18, the Plan, as amended, shall become effective upon its adoption by the Board (or if the Board’s action is subject to a condition, such as stockholder approval, on the date the condition is met, if later). Unless sooner terminated under Section 14, the Plan shall continue in effect for a term of 10 years from the later of its effective date or, if applicable, the effective date of any amendment hereto, the terms of which (i) increase the number of Shares which may be issued under this Plan (other than in accordance with an adjustment under Section 12(a) below), (ii) modify the requirements as to eligibility for participation in this Plan or (iii) change the name of the granting corporation or the Shares available for award under the Plan.”
     8. Section 8, subsection (a), paragraph (ii), of the Plan is hereby amended in its entirety, effective January 1, 2005, to read as follows:
     “(ii) In the case of a Nonstatutory Stock Option granted to any Service Provider, the per Share exercise price shall be no less than 100% of the Fair Market Value per Shares on the date of grant.”
     9. Section 8, subsection (a), paragraph (iii), is hereby amended in its entirety, effective January 1, 2005, to read as follows:
     “(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above in the event of a substitution or assumption of an Option pursuant to a merger or other corporate transaction, but only to the extent permitted under Section 409A of the Code and applicable guidance published in the Internal Revenue Bulletin.”
     10. Section 11, subsection (e), of the Plan is hereby added, effective January 1, 2005, to read as follows:
     “(e) Purchase Price. A Stock Purchase Right, the terms of which do not require the payment of consideration for the receipt of Shares or which requires the payment of consideration on the date of grant, shall be treated as the grant of restricted stock under Section 83 of the Code on the date of grant. In the case of a Stock Purchase Right, the terms of which allow the Service Provider to pay consideration for the receipt of Shares on a day subsequent to the date of grant, the consideration required shall not be less than 100% of the Fair Market Value of the Shares on the date of grant.”

     11. Section 13 of the Plan is hereby amended in its entirety to read as follows:
     “13 Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination to grant the award and has determined the maximum number of Shares that can be purchased or granted under the award and the minimum exercise price or consideration required under the award. Notice of the determination by the Administrator shall be given to each Service Provider to whom an award is so granted within a reasonable time after the date of grant.”
     12. Section 15, subsection (c), of the Plan is hereby added, effective January 1, 2005, to read as follows:
     “(c) Compliance with Tax Laws. Notwithstanding any provision in this Plan to the contrary, any award issued under this Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan”, as such term is defined under Section 409A(d)(1) of the Code (or a successor provision thereto), shall comply with the requirements of Section 409A of the Code (or a successor provision thereto) and applicable guidance published in the Internal Revenue Bulletin.”
     13. Section 18 is hereby amended in its entirety to read as follows:
     “18. Stockholder Approval. The Plan or any amendment hereto, the terms of which (i) increase the number of Shares which may be issued under this Plan (other than in accordance with an adjustment under Section 12(a) above), (ii) modify the requirements as to eligibility for participation in this Plan, or (iii) change the name of the granting corporation or the Shares available for award under the Plan shall be subject to the approval by the stockholders of the Company within 12 months before or after the date the Plan, as amended, is adopted by the Board. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.”
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     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 3 to the U.S. Industrial Services, Inc. 2001 Stock Option Plan, the Company has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized this 16th day of June, 2006.

HOME SOLUTIONS OF AMERICA, INC.

By: Name:	/s/ Frank J. Fradella Frank J. Fradella
Its:	Chairman and CEO

ATTEST:

By:	/s/ Armando Perez
Name:	Armando Perez
Its:	Controller